Exhibit (h)(xii)

AMENDMENT

To Transfer Agency and Service Agreement

between

Schroder Series Trust

and

State Street Bank and Trust Company

This Amendment is made as of this        day of June 2013 between Schroder Series Trust and State Street Bank and Trust Company.  In accordance with Article 10 (Additional Funds) and Article 12 (Amendment) of the Transfer Agency and Service Agreement dated October 27, 1993, as amended, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.              Schedule A.  The current Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto and dated June     , 2013;

2.              All defined terms and definitions in the Agreement shall be the same in this amendment (the “June     , 2013Amendment”) except as specifically revised by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SCHRODER SERIES TRUST		STATE STREET BANK AND TRUST COMPANY

By:		By:

Name:	Alan M. Mandel	Name:	Michael Rogers

Title:	Treasurer	Title:	Executive Vice President

SCHEDULE A

Dated: June     , 2013

Funds

Schroder Absolute Return EMD and Currency Fund

Schroder Emerging Market Equity Fund

Schroder International Multi-Cap Value Fund

Schroder Total Return Fixed Income Fund

Schroder U.S. Small and Mid Cap Opportunities Fund

Schroder Long Duration Investment-Grade Bond Fund

Schroder Broad Tax-Aware Value Bond Fund

Schroder Emerging Markets Multi-Cap Equity Fund

Schroder Emerging Markets Multi-Sector Fund

SCHRODER SERIES TRUST		STATE STREET BANK AND TRUST COMPANY

By:		By:

Name:	Alan M. Mandel	Name:	Michael Rogers

Title:	Treasurer	Title:	Executive Vice President